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                                                                     EXHIBIT 5.1


                                 June 17, 2002



J. D. Edwards & Company
One Technology Way
Denver, CO 80237

         RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by J. D. Edwards & Company, a Delaware corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 21,249,644 shares of your Common Stock (the "Shares"), reserved for issuance pursuant to the 1997 Equity Incentive Plan, the 1997 Employee Stock Purchase Plan and the 1997 Employee Stock Purchase Plan For Non-U.S. Employees (together, the "Plans"). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

         It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                      Very truly yours,

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation


                                      /s/ Wilson Sonsini Goodrich & Rosati, P.C.